Exhibit 3.1
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
SYNOVUS FINANCIAL CORP.
1.
     The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.
2.
     On January 28, 2010, the Board of Directors of the Corporation approved an amendment to the first two sentences of the first paragraph of Article 4 of the Articles of Incorporation to read in its entirety as follows:
     “The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 1,300,000,000 shares. The corporation shall have the authority to issue (i) 1,200,000,000 shares of common stock, par value of $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”
3.
     The amendment was duly adopted by the shareholders of the Corporation on April 22, 2010 in accordance with the provisions of O.C.G.A. § 14-2-1003.

     IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed and sealed by its duly authorized officer on this 22nd day of April, 2010.

SYNOVUS FINANCIAL CORP.
By:	/s/ Thomas J. Prescott
	Name:	Thomas J. Prescott
	Title:	Executive Vice President and Chief Financial Officer